Exhibit 99.1

Speedus Announces First Quarter Fiscal 2007 Results

May 15, 2007 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $1.2 million, or $0.08 per share on a fully diluted basis, for the quarter ended March 31, 2007 compared to a net loss of $1.3 million, or $0.08 per share on a fully diluted basis, for the quarter ended March 31, 2006. The loss before depreciation and amortization was $1.2 million for the quarter ended March 31, 2007 compared to a loss before depreciation and amortization of $1.1 million for the quarter ended March 31, 2006.

For the quarters ended March 31, 2007 and 2006, total operating expenses before depreciation and amortization amounted to $1.5 million and $1.4 million, respectively. This increase is primarily a result of an increase as a result of patent litigation, net of decreases in expenses for the Company’s wireless initiatives including Wibiki.

About Speedus Corp.

Speedus is a pioneer in wireless broadband, owning both wireless spectrum and a portfolio of broadband IP. Speedus also holds controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc.

Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

#

Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2006 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the quarter ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

CONTACT: Peter Hodge of Speedus Corp., 888-773-3669, ext. 23, or phodge@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the quarters ended March 31,
	2007	2006

Revenues	$173,319	$219,070

Expenses:
Selling, general and administrative	1,110,261	863,444
Research and development	353,620	457,362
Depreciation and amortization	51,993	238,890
Cost of sales	64,829	65,974

Total operating expenses	1,580,703	1,625,670

Operating loss	(1,407,384)	(1,406,600)

Investment income/(loss)	197,115	113,906

Net earnings/(loss)	$(1,210,269)	$(1,292,694)

Per share:
Loss per common share - basic and diluted	$(0.08)	$(0.08)

Weighted average common shares
outstanding - basic and diluted	15,969,290	16,107,989

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$8,936,287	$10,204,167
United States Treasury bills	4,988,200	4,990,250
Marketable securities	370,795	354,011
Prepaid expenses and other	187,120	143,654

Total current assets	14,482,402	15,692,082
Property and equipment, net of accumulated
depreciation of $485,589 and $444,972	519,630	527,828
Other intangible assets, net of accumulated
amortization of $1,137,304 and $1,125,928	22,740	34,116
Other investments	800,000	800,000
Other assets	83,127	81,737

Total assets	$15,907,899	$17,135,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,951	$62,805
Accrued liabilities	927,460	971,055

Total current liabilities	982,411	1,033,860

Minority interest	—	—

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 21,750,174
shares issued)	217,502	217,502
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	91,497,973	91,464,119
Treasury stock (at cost; 5,780,884 shares)	(6,083,360)	(6,083,360)
Accumulated deficit	(70,706,627)	(69,496,358)

Stockholders’ equity	14,925,488	16,101,903

Total liabilities and stockholders’ equity	$15,907,899	$17,135,763